UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 14, 2009

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 THE WEST MALL, TORONTO, ONTARIO, CANADA	M9C 5K1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership.

Nortel Networks Corporation (“NNC”) previously announced (i) the filing by NNC, NNC’s wholly-owned principal operating subsidiary, Nortel Networks Limited (“NNL”), and certain other subsidiaries organized under Canadian law (collectively, the “Canadian Debtors”) of an application with the Ontario Superior Court of Justice (the “Canadian Court”) under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”), seeking relief from their creditors (collectively, the “CCAA Proceedings”), (ii) the filing by NNC’s indirect subsidiaries Nortel Networks Inc. (“NNI”), a Delaware corporation, and Nortel Networks Capital Corporation, a Delaware corporation, and certain other subsidiaries organized under the laws of Delaware and California (collectively, the “U.S. Debtors”) of voluntary petitions (collectively, the “Chapter 11 Proceedings”) for relief under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “U.S. Court”), and (iii) that certain of NNC’s subsidiaries in Europe, the Middle East and Africa (“EMEA”) would make consequential filings in Europe.

The CCAA Proceedings were filed on January 14, 2009 as Court File No. 09-CL-7950. On January 14, 2009, NNC announced that the Canadian Debtors have obtained an order from the Canadian Court for creditor protection pursuant to the provisions of the CCAA. Under the terms of the order, Ernst & Young Inc. will serve as the Court-appointed Monitor under the CCAA Proceedings and will assist NNC in formulating its restructuring plan. NNI brought an application and obtained an order in the Canadian Court recognizing the Chapter 11 Proceedings as “foreign proceedings” in Canada and giving effect to the automatic stay under the U.S. Bankruptcy Code in Canada.

NNC also announced that on January 14, 2009, Nortel Networks UK Limited (“NNUK”) and certain of NNC’s subsidiaries incorporated in the EMEA region (the “EMEA Subsidiaries” and collectively with NNUK, the “EMEA Companies”) each obtained an administration order from the English High Court of Justice (the “English Court”) under the Insolvency Act 1986 (the “IA”). The applications were made by the EMEA Subsidiaries under the provisions of the European Union’s Council Regulation (EC) No 1346/2000 on Insolvency Proceedings and on the basis that each EMEA Subsidiary’s center of main interests is in England. Under the terms of the orders, representatives of Ernst & Young LLP have been appointed as administrators of each of the EMEA Companies and will continue to manage the EMEA Companies and operate their businesses under the jurisdiction of the English Court and in accordance with the applicable provisions of the IA.

On January 14, 2009, NNC issued a press release regarding the matters described above. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 16, 2009, NNC announced that on January 14, 2009, NNC received notice from NYSE Regulation, Inc. that it has decided to suspend the listing of NNC’s common shares on the New York Stock Exchange (“NYSE”). NYSE Regulation stated that its decision was based on NNC and certain of its subsidiaries voluntarily filing for creditor protection under the CCAA in Canada as well as under Chapter 11 in the United States. The securities of a company filing for creditor protection are subject to suspension and delisting pursuant to Section 802.01D of the NYSE’s Listed Company Manual. As previously disclosed, NNC also was not in compliance with the NYSE’s price criteria pursuant to Section 802.01C of the NYSE’s Listed Company Manual because the average closing price of NNC’s common shares was less than $1.00 per share over a consecutive 30-trading-day period as of December 11, 2008. NNC has informed the NYSE that it will not challenge this determination.

On January 14, 2009, NNC also received notice from Toronto Stock Exchange (“TSX”) that TSX had begun reviewing the eligibility for continued listing on TSX of securities of NNC and NNL pursuant to Part VII of The Toronto Stock Exchange Company Manual. The initial order obtained by the Canadian Debtors noted above under Item 1.03 stays TSX’s review of NNC’s and NNL’s eligibility for continued listing.

On January 16, 2009, NNC issued a press release regarding the matters described above. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 8.01 Other Events.

On January 16, 2009, NNC announced that at the first day hearing held on January 15, 2009 at the U.S. Court, the U.S. Debtors received approval from the court for a number of motions requesting certain relief. Those first day motions included, among other things, (1) a motion for authorization to continue making payments relating to employees’ wages, salaries, commissions and benefit programs in the ordinary course; (2) a motion for authorization to continue the U.S. Debtors’ current cash management system and related relief; (3) a motion to impose certain restrictions on trading in common shares of NNC and preferred shares of NNL, as described in NNC’s January 14, 2009 press release; and (4) a motion for authorization, subject to certain conditions, of a revolving loan agreement between NNI, as lender, and NNL, as borrower, to support NNL’s ongoing working capital funding for general corporate purposes, with an initial drawdown under the loan agreement approved by the U.S. Court for up to $75 million. The U.S. Court also approved other first day motions to enable the U.S. Debtors to continue to operate their businesses in the ordinary course.

On January 16, 2009, NNC issued a press release regarding the matters described above. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release issued by NNC on January 14, 2009.

99.2	Press Release issued by NNC on January 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED

By:	/s/ GORDON A. DAVIES
Gordon A. Davies
Chief Legal Officer and Corporate Secretary

By:	/s/ ANNA VENTRESCA
Anna Ventresca
Assistant Secretary

Dated: January 16, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by NNC on January 14, 2009.
99.2	Press Release issued by NNC on January 16, 2009.

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